AMENDMENT NO. 12

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of February 28, 2020, amends the he Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Sector Funds (Invesco Sector Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Oppenheimer Value Fund to Invesco Comstock Select Fund;

NOW, THEREFORE, the parties agree that;

2. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Portfolios	Effective Date of Agreement

Invesco American Value Fund	February 12, 2010
Invesco Comstock Fund	February 12, 2010
Invesco Dividend Income Fund	July 1, 2006
Invesco Energy Fund	July 1, 2006
Invesco Gold & Precious Metals Fund	July 1, 2006
Invesco Mid Cap Growth Fund	February 12, 2010
Invesco Oppenheimer Small Cap Value Fund	May 24, 2019
Invesco Oppenheimer Gold & Special Minerals Fund	May 24, 2019
Invesco Comstock Select Fund	May 24, 2019
Invesco Small Cap Value Fund	February 12, 2010
Invesco Technology Fund	July 1, 2006
Invesco Technology Sector Fund	February 12, 2010
Invesco Value Opportunities Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**

0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and Chief Legal Officer

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